Oppenheimer Quest Balanced Fund
Period Ending 10-31-09
Exhibit 77C


On June 25, 2009, a special meeting of the shareholders of Oppenheimer Quest Balanced Fund ("Quest Balanced Fund") was held for the purpose of voting on:

(a) the election of the following individuals to serve as Trustees:

                                        For                     Withheld
Brian F. Wruble                         161,992,274             9,540,803
David Downes                            161,992,234             9,540,843
Mathew P. Fink                          162,063,960             9,469,117
Phillip A. Griffiths                    162,038,163             9,494,914
Mary F. Miller                          162,076,784             9,456,293
Joel W. Motley                          162,085,223             9,447,854
Russell S. Reynolds, Jr.*               161,881,086             9,651,991
Mary Ann Tynan                          162,058,494             9,474,583
Joseph M. Wikler                        162,141,572             9,391,505
Peter I. Wold                           162,053,347             9,479,730
John V. Murphy                          162,025,644             9,507,433

*  Mr. Reynolds subsequently withdrew his nomination

(b) approval of an Amended and Restated Agreement and Declaration of Trust:
93,443,175 affirmative votes were cast; 5,538,953 negative votes were cast, and 7,211,580 votes abstained.

(c) (effective only if proposal (b) was not approved) approval of an amendment to the Fund's Agreement and Declaration of Trust to permit Trustees to establish the number of Trustees that may serve on the Board of Trustees: 93,126,543 affirmative votes were cast; 5,637,738 negative votes were cast, and 7,429,430 votes abstained.